Exhibit 10.1

April 26, 2015

Jeffrey Kreger

100 Creek Bend

Lafayette, LA 70508

Dear Jeffrey,

We are pleased to extend an offer of employment for the position of Senior Vice President, Chief Financial Officer & Treasurer with BioScrip, Inc. (together with its subsidiaries, the “company”), reporting to Rick Smith, President and Chief Executive Officer. As discussed, we would like your employment to begin on the earliest mutually convenient date. Subject to the terms and conditions of this letter, you acknowledge and understand that you are an employee at will.

This offer is contingent upon the satisfactory results of your reference check, background check, and confidential drug screening examination.

This offer includes a bi-weekly salary of $15,192.31 subject to applicable taxes and other withholdings. Your salary would be paid to you via automatic deposit to your bank account. You will not accrue Paid Time Off, but rather will be eligible to take time off from work, without reduction in salary, in accordance with Company policy applicable to executives. You will be eligible to take at least 20 days off from work annually (prorated for 2015), in addition to all Company holidays, provided, however, that any unused time off in any year will not be carried over to any subsequent year and you will not be paid for unused time off when your employment ends.

During your employment, you will be permitted to work from Eden Prairie, MN, with an expectation that you will relocate to live near a Company corporate office within one year of your date of hire. You may use a corporate apartment in the Eden Prairie area for up to one year from date of hire and we will arrange billing direct to BioScrip. You will also be reimbursed for temporary housing capped at $3000/month for up to 6 months while you search for a permanent residence in the city to which you are relocating. In addition, you will be eligible for reimbursement of relocation expenses to include: cash payment of one month salary, direct reimbursement of moving expenses permitted under the Company’s standard relocation policy then in effect, direct expenses arising from two house hunting trips (not to exceed $3,000 dollars), and real estate transaction fees not to exceed 6% total of sale price of existing home. If you become subject to income taxes as a result of the reimbursement you receive from the Company for relocation expenses as described under this letter, the Company will reimburse you in an amount equal to all such taxes imposed upon you plus the amount of additional taxes imposed upon you due to the Company’s payment of such taxes, in a manner intended to put you in generally the same after-tax economic position had such taxes due to the relocation expenses not been imposed. Any such payment will be made as soon as practicable, but in no event later than December 31, 2016.

In the event of the termination of your employment by the Company (or any successor) other than for “Cause”, as defined in the attached Severance Agreement (attached as Exhibit A), or in the event of termination of your employment by you for Good Reason, as defined in the attached Severance Agreement, upon execution of the Company’s standard Waiver and Release Agreement, you will be entitled to receive severance payments in accordance with the terms of the attached Severance Agreement.

Additionally, you would be eligible to participate in BioScrip’s Management Incentive Bonus Program as long as you remain continuously employed with BioScrip through the date that the bonus is paid. You would be eligible for a bonus of up to 80% of your base salary with the pool determined by the Company and the Board of Directors and subject to corporate, departmental and individual objectives being met. Your participation in this plan would be prorated based on your hire date. This plan is subject to change.

Jeffrey Kreger

April 26, 2015

Subject to approval of the Compensation Committee of the Board of Directors, you will be granted options to purchase 150,000 shares of the Company’s common stock, par value $0.0001 per share. The exercise price of the options shall be the market price on the date the option grant is approved by the Compensation Committee. The options would vest at a rate of one-third per year over three years commencing on the first anniversary of the grant date.

In addition, after you complete 100 calendar days of employment with the Company, you will be recommended to be awarded 20,000 shares of the Company’s common stock, par value $0.0001 per share, if you have achieved by that time certain milestones mutually agreed to by you and the Chief Executive Officer during the first 10 days of your employment (the “Performance Award”). No later than 110 calendar days after your Start Date, the Chief Executive Officer will report to the Compensation Committee on whether the agreed milestones have been achieved, and if they have been achieved, will recommend that the Compensation Committee approve the Performance Award. The Compensation Committee retains discretion at all times whether to approve the Performance Award.

During the term of your employment, you would be permitted, if and to the extent eligible, to participate in all employee benefits plans, policies and practices now or hereafter maintained by or on behalf of the Company, commensurate with your position and level of individual contribution, and, as it relates to equity-based compensation, at the Company’s and the Board of Director’s discretion. As a point of clarification, you would be eligible for medical coverage under our benefits programs on the first of the month following 30 days of eligible employment.

As a condition to your employment, you would be obligated to enter into a Restrictive Covenants Agreement (attached as Exhibit B), covering, among other things, non-competition provisions, non-solicitation provisions, and the protection of the Company’s trade secrets.

In accordance with federal immigration law, you will be required to provide documentary evidence of your identity and eligibility to work in the United States. You will have three business days from your first day of employment to complete an I-9 Form and furnish the required documentation as a condition of continued employment.

By signing below, you represent and warrant to the Company that, other than the restrictive covenants contained in the Employment Agreement between you and LHC Group, Inc. dated October 15, 2012 (“LHC Employment Agreement”) (a full and complete copy of which has been provided by you to the Company), you are not a party to any written or oral agreement, understanding, or arrangement that would prevent you from fully and properly performing your employment duties for the Company (e.g., you are not subject to any noncompete or nonsolicitation covenants or agreements, nor are you subject to any invention, proprietary rights, or confidentiality agreements or obligations that would prevent you from doing what you are supposed to do for the Company). By signing below, you agree to comply with the post-employment restrictive covenants contained in your LHC Employment Agreement, and with the terms contained in that certain letter agreement between the Company and LHC Group, Inc. attached hereto as Exhibit C. The enclosed Reminder Regarding Proper Treatment of Your Former Employer’s Property and Information, provides additional information regarding the Company’s understanding and expectations. If you are unable to make the representations contained in this Paragraph, you must immediately provide to me a written explanation of your reasons, as well as a copy of any applicable documents, including, but not limited to, any restrictive covenant agreements to which you are a party that have not already been provided to the Company as provided above. Under these circumstances, the nature and extent of any restrictions on your ability to perform your job for the Company will need to be evaluated before the Company can hire you.

Jeffrey Kreger

April 26, 2015

For clarification and the protection of both you and the Company, you acknowledge that this letter and the enclosed documents represent the sole agreement between you and the Company relating to the terms of the Company’s offer of employment to you. This letter supersedes all other promises, representations, and/or understandings relating to the Company’s prospective employment of you. You also acknowledge that your employment with the Company is “at will,” meaning that both you and the Company may terminate the employment relationship at any time and for any reason, with or without advance notice. No Company representative has the authority to enter into any agreement with you to the contrary, with the exception of the Company’s Senior Vice President, Human Resources, who may only do so in a writing signed by both you and the Senior Vice President, Human Resources.

We are excited at the prospect of you joining our team. If you have any questions about this offer, please call me. If you wish to accept this offer, please sign this letter and the applicable enclosures and return them to me by April 26, 2015. Please be advised that your failure to return the executed documents to me by that date may result in the withdrawal of this offer.

Sincerely,

/s/ Rick Smith

Rick Smith
President and Chief Executive Officer
BioScrip, Inc.
914-460-1636
rsmith@bioscrip.com

I accept the offer as stated.

/s/ Jeffrey Kreger	April 26, 2015
Jeffrey Kreger	Date signed

Jeffrey Kreger

April 26, 2015

SEVERANCE AGREEMENT

(Exhibit A to Offer Letter of Jeffrey Kreger)

This will confirm our agreement that, following the commencement date of your employment with BioScrip, Inc. (the Company”), if you are terminated by the Company (or any successor) other than for “Cause” (as defined below), or if you terminate your employment with the Company (or any successor) for Good Reason (as defined below), then, upon execution of the Company’s standard Waiver and Release Agreement (i) you will be entitled to receive severance payments equal to twelve (12) months of salary at your then current base salary level, payable in accordance with the Company’s then applicable payroll practices and subject to all applicable federal, state and local withholding.

If your employment with the Company is terminated for any reason whatsoever, whether by you or the Company, the Company would not be liable for or obligated to pay you any stock or cash bonus compensation, incentive or otherwise, or any other compensation contemplated hereby not already paid or not already accrued as of the date of such termination, and no other benefits shall accrue or vest subsequent to such date.

For purposes of this Agreement, “Cause” shall mean any of the following: (i) commission by you of criminal conduct which involves moral turpitude; (ii) acts which constitute fraud or self-dealing by or on the part of you against the Company or any of its subsidiaries, including, without limitation, misappropriation or embezzlement; (iii) your willful engagement in conduct which is materially injurious to the Company or any of its subsidiaries; (iv) your gross misconduct in the performance of duties as an employee of the Company, including, without limitation, failure to obey lawful written instructions of the Board of Directors of the Company, any committee thereof or any executive officer of the Company or failure to correct any conduct which constitutes a breach of any written agreement between you and the Company or of any written policy promulgated by the Board of Directors of either the Company, any committee thereof or any executive officer of the Company, in either case after not less than ten days' notice in writing to you of the Company's intention to terminate you if such failure is not corrected within the specified period (or after such shorter notice period if the Company in good faith deems such shorter notice period to be necessary due to the possibility of material injury to the Company).

For purposes of this Agreement, “Good Reason” means the existence without your written consent of any one or more of the following conditions that continue for more than 45 days following your written notice of such condition(s) to the Chief Executive Officer (“Cure Period”): (i) a material adverse change in or reduction of your title, authority, duties and responsibilities, or your ceasing to report directly to the Chief Executive Officer; (ii) the assignment to you of duties materially inconsistent with your position with the Company; (iii) a reduction in your base salary; (iv) your no longer being eligible for a target bonus of 80% of your base salary, provided, however, to the extent that a reduction in bonus eligibility is accompanied by your eligibility for another form of compensation, such as an award of equity compensation, that has a substantially equivalent value to such bonus eligibility reduction, the reduction in bonus eligibility will not constitute Good Reason; or (v) all or substantially all of the assets of the Company are purchased, and within 60 days of the consummation of such transaction the purchaser neither adopts this Employment Agreement nor offers you an employment agreement on substantially equivalent economic terms to this Employment Agreement, provided, however, that you must (x) deliver such notice within 30 days following your learning of such condition(s), and (y) you must cease employment within 45 days after the end of the Cure Period.

Notwithstanding the foregoing, in the event that you are considered a “specified employee” for purposes of Internal Revenue Section 409A (“Code Section 409A”), any severance payments payable pursuant to this letter that constitutes “deferred compensation” within the meaning of Code Section 409A that would otherwise be paid during the six-month period immediately following your “separation from service” (within the meaning of Code Section 409A) shall be accumulated and paid to the you on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”), provided that if you die prior to the payment of such amounts, such amounts shall be paid to your personal representative on the first to occur of the Delayed Payment Date or 10 days following the date of your death. For purposes of Code Section 409A, your right to the severance payments described in this letter shall be treated as a right to a series of separate payments. Any references to termination of employment or date of termination in this offer letter shall mean and refer to “separation from service” and the date of such “separation from service” as that term is defined in Code Section 409A.

Jeffrey Kreger

April 26, 2015

This letter agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. This agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, the laws of the State of New York, without giving effect to principles of conflicts of law.

Kindly signify your agreement to the foregoing by signing below and forwarding an executed copy to me for our files.

By:	/s/ Rick Smith
Rick Smith, President and Chief Executive Officer

Agreed and Accepted
on this 26 day of April, 2015

/s/ Jeffrey Kreger
Jeffrey Kreger

RESTRICTIVE COVENANTS AGREEMENT

(Exhibit B to the Offer Letter of Jeffrey Kreger)

1.            Background. BioScrip, Inc. (BioScrip or the “Company”)1 desires to employ you, Jeffrey Kreger, and you desire to be employed by the Company. As a condition to such employment the Company requires protection of its business interests as set forth in this Restrictive Covenants Agreement (referred to herein as the “RC Agreement”).

2.            Consideration. Your acceptance of the terms of this RC Agreement is a condition of your initial or continued employment with the Company. In reliance upon this RC Agreement and your employment with the Company, the Company will provide you with access to the Company’s Confidential Information (through computer password or other means.

3.            Covenant Against Competition; Other Covenants. You acknowledge that (i) the principal business of Company is the provision of (A) comprehensive pharmaceutical care solutions, including specialty pharmaceutical programs; home infusion services; pharmacy benefit management services;; and (B) home health and related services, including nursing; durable medical equipment; respiratory, and physical and occupational therapy; the foregoing business of the Company, and any and all other businesses that after the date hereof, and from time to time during the term of your employment with the Company, become material with respect to the Company's then-overall business, are collectively referred to as the "Business"; (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing, the Business; (iii) the Business is national in scope; (iv) your work for the Company will give you access to the Company’s Confidential Information; (v) the covenants contained in this RC Agreement (collectively, the “Restrictive Covenants”) are essential to the Business; and (vi) the Company would not have offered you employment but for your agreement to accept and be bound by the Restrictive Covenants set forth herein. Accordingly, you covenant and agree that:

(a)           Restriction on Competition. While you are employed by the Company and for a period of one year from the termination of such employment (by you or the Company), you shall not participate in, supervise, or manage (as an employee, consultant, agent, owner, manager, operator, partner, or in any comparable capacity) any “Competing Activities” anywhere in the United States of America (the “Territory”). “Competing Activities” means any activities that are the same as or similar in function or purpose to those you performed or supervised performance of on behalf of the Company in the two year period preceding your termination if such activities are being undertaken for the benefit of a business (meaning a person, company, or independently operated division or unit of a company) that provides a product or service in the Territory that competes with one or more of the products or services offered by the Company during the two year period preceding the termination of your employment. Notwithstanding the foregoing, nothing herein shall be construed to prohibit ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation.

1 For purposes of this Agreement, the term BioScrip or the Company includes its parent(s), subsidiaries, affiliates, successors, and assigns. An “affiliate” of, or a company or person “affiliated” with, the Company is a person or company that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. Notwithstanding the foregoing, wherever an obligation of the Company to you is described or provided for in this RC Agreement it shall only apply to the Company entity employing you and shall create no obligation on behalf of any Company entity that is not your employer.

(b)           Restriction on Customer and Employee Solicitation. While you are employed by the Company and for a period of two years following the termination of such employment (by you or the Company), you shall not, without the Company's prior written consent, directly or indirectly, in person or through assisting others:

(i) solicit, knowingly induce or encourage any employee or independent contractor who provided services to the Company during the one year period preceding the termination of your employment to leave the employment or other service of the Company, or hire (on your behalf or on behalf of any other person or entity) any such employee or independent contractor who has left the employment or other service of the Company within one year of the termination of such employee's or independent contractor's employment or other service with the Company, or

(ii) solicit, contact, or engage in business related communications with (regardless of who initiates the communication), any customer, client, or referral source of the Company with whom you dealt in the two year period preceding the termination of your employment (a “Covered Customer”) for the purpose of inducing or helping the Covered Customer to cease or reducing doing business for the Company or for the purpose of diverting business opportunities away from the Company, or

(iii) provide services to a Covered Customer that would displace or reduce the business opportunities of the Company with the Covered Customer.

4.            Confidential Information. During and after the term of your employment, you shall keep secret and retain in strictest confidence, and shall not use for your benefit or the benefit of others, except in connection with the Business and the affairs of the Company, all confidential and proprietary matters relating to the Company and the Business learned by you heretofore or hereafter directly or indirectly from the Company (the "Confidential Information"), including, without limitation, information or compilations of information with respect to (i) the strategic plans, budgets, forecasts, intended expansions of product, service, or geographic markets of the Company, (ii) sales figures, contracts, agreements, and undertakings with or with respect to customers, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists, and shall not disclose such Confidential Information to anyone outside of the Company except with the Company's express written consent and except for Confidential Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of you or is received from a third party not under an obligation to keep such information confidential and without breach of this RC Agreement. A compilation or list of information maintained in confidence by the Company (like a customer list) will be considered Confidential Information irrespective of whether it may contain some items of information that would otherwise be publicly available because such a compilation has special value and utility in its compiled form. Notwithstanding the foregoing, the non-disclosure obligations of this RC Agreement will not apply to the extent that you are acting to the extent necessary to comply with legal process; provided that in the event that you are subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, you shall immediately notify the Company thereof.

All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by you or made available to you concerning the Company and its Business shall be the Company's property and shall be delivered to the Company at any time on request.

5.            Duty of Loyalty; Employment Status. During your employment by the Company, you will abide by all of the restrictions placed upon you in this RC Agreement, will avoid conflicts of interest, and will not engage in any form of competition with the Company. You understand and agree that even though you may have additional employment that does not violate the provisions of this RC Agreement, if your position with another employer impedes or otherwise adversely affects your job performance with the Company, you may be terminated for performance reasons. By way of example, if you moonlight or work elsewhere during the evenings and you are too tired during the day to perform your duties and responsibilities for the Company, you may be terminated. Nothing in this RC Agreement shall be construed to affect the term of your employment as set forth in your offer letter.

6.            Rights and Remedies upon Breach of Restrictive Covenants. You acknowledge and agree that any breach by you of any of the Restrictive Covenants would result in irreparable injury and damage to the Company for which money damages would not provide an adequate remedy. Therefore, if you breach, or threaten to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages).

(a)           The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such Restrictive Covenants; provided, however, that where a bond is required by law for an injunction to issue, the agreed upon bond shall be $1,000. For purposes of the enforcement of any restrictions contained herein the parties agree that the respective time periods for any restrictions shall be tolled for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have terminated.

(b)           The right and remedy to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by you as the result of any transactions constituting a breach of the Restrictive Covenants, and you shall account for and pay over such Benefits to the Company. This remedy shall be in addition to, and not in lieu of, injunctive relief to prevent further harm and does not represent a complete or satisfactory remedy standing alone.

You agree that in any action seeking specific performance or other equitable relief, you will not assert or contend that any of the provisions of these Restrictive Covenants are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by you, whether predicated on the RC Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

7.            Severability and Choice of Law. If any of the Restrictive Covenants in this Agreement are found unenforceable as written, the Court shall reform the unenforceable restriction(s) so as to make same fully enforceable to the maximum extent of the law within the state or other geographic jurisdiction of the Court; and, the Agreement shall otherwise be enforced in accordance with its terms outside said state or jurisdiction. The law of the State of New York shall control the interpretation, application, and enforcement of this Agreement without regard or respect for any choice of law principles to the contrary of New York or of the state where you may reside at the time of enforcement.

8.            Counterparts:  This Agreement may be signed in two counterparts with the same effect as if the signatures were upon the same instrument.  For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or as an attachment to an electronic mail message is to be treated as an original document.  The signature of any Party thereon, placed there for purposes of execution hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.

This Agreement is effective as of the first day your employment commences with the Company.

Agreed:

BioScrip, Inc.

By:	/s/ Donna J. Trujillo
Name:	Donna J. Trujillo
Title:	SVP – Human Resources
Date:	April 26, 2015

JEFFREY KREGER

/s/ Jeffrey Kreger
Signature

Jeffrey Kreger
Printed Name

April 26, 2015
Date

LETTER AGREEMENT

(Exhibit C to Offer Letter of Jeffrey Kreger)

See attached

April 24, 2015

VIA EMAIL

LHC Group, Inc.

420 West Pinhook Road, Suite A

Lafayette, LA 70503

Attention: Joshua L. Proffitt, General Counsel

Re:	Agreement regarding BioScrip CFO Candidate Restrictive Covenants

Dear Mr. Proffitt:

This letter agreement (this “Letter Agreement”) confirms our agreements related to (i) the restrictive covenants to which Jeffrey Kreger, candidate to serve as the next BioScrip, Inc. Senior Vice President, Chief Financial Officer & Treasurer, is subject under his Employment Agreement with LHC Group, Inc. and (ii) certain covenants between BioScrip, Inc. (“BioScrip”) and LHC Group, Inc. (“LHC”).

1.           Background

1.1           Jeffrey Kreger (“Mr. Kreger”) has been identified as a candidate to become the Senior Vice President, Chief Financial Officer & Treasurer (“CFO”) of BioScrip.

1.2           Mr. Kreger is currently employed by LHC pursuant to an Employment Agreement dated October 16, 2012 (the “Employment Agreement”). Mr. Kreger’s employment by LHC is scheduled to end on or about Friday, April 24, 2015.

1.3           Mr. Kreger is subject to certain post-employment restrictions under the Employment Agreement including non-solicit restrictions, confidentiality restrictions, and non-compete restrictions. With the exception of the Employment Agreement’s restriction on the disclosure of trade secrets, which applies indefinitely, the post-employment restrictions under the Employment Agreement are in effect for a period of two (2) years following termination of Mr. Kreger’s employment by LHC (“Restricted Period”) (i.e., such restrictions end April 24, 2017). The non-compete restrictions in the Employment Agreement prohibit Mr. Kreger from being employed by a company that provides “post-acute healthcare services to patients through home nursing agencies, hospices, and long-term acute care hospitals” within specified counties in twenty-nine (29) states.

1.4           BioScrip entered into a Stock Purchase Agreement with LHC dated February 1, 2014 for the sale of BioScrip’s home health business (the “SPA”). The SPA contained certain post-closing restrictive covenants on BioScrip for a period of three (3) years following closing (i.e., ending March 31, 2017). Such restrictive covenants include a non-compete with respect to “home health, hospice or private duty operations” within specified counties in four (4) states, and is subject to clarifications which specifically address certain activities.

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1.5           The scope of Mr. Kreger’s restrictive covenants under his Employment Agreement is generally broader than the scope of BioScrip’s restrictive covenants under the SPA. Thus, it is possible that BioScrip may engage in activities that would not be prohibited under its restrictive covenants, but would violate Mr. Kreger’s restrictive covenants. In light of the foregoing, BioScrip deemed it advisable to obtain clear agreement and confirmation from LHC that certain activities engaged in by BioScrip and Mr. Kreger during the period that Mr. Kreger serves as BioScrip’s CFO would be permitted notwithstanding the restrictive covenants contained in Mr. Kreger’s Employment Agreement. This Letter Agreement reflects the terms LHC proposed in consideration of giving such agreement and confirmation.

1.6           This Letter Agreement reflects understandings of BioScrip and LHC regarding permitted activities of BioScrip and Mr. Kreger and commitments of BioScrip to LHC in connection with Mr. Kreger becoming CFO of BioScrip.

2.          Term

2.1           Start Date. The commitments described hereunder do not take effect until Mr. Kreger begins as CFO of BioScrip (which is currently contemplated to occur on April 27).

2.2           End Date. Subject to an earlier cut-off pursuant to Section 2.3 below, the commitments described hereunder end April 24, 2017 (assuming Mr. Kreger’s last day of employment with LHC is April 24, 2015). With the exception of the Employment Agreement’s restriction on the disclosure of trade secrets, which applies indefinitely, April 24, 2017 is the same date as Mr. Kreger’s current post-employment restrictive covenants with LHC end.

2.3           Earlier Cut-off. Notwithstanding anything herein to the contrary, in the event Mr. Kreger ceases to be BioScrip’s CFO before April 24, 2017, the BioScrip Parties’ restrictive covenants would revert back to, and be limited to, the terms contained in the SPA and the BioScrip Parties’ other obligations as set forth herein (including, but not limited to, extending the rights of first offer under Section 9 below) would terminate as of the date Mr. Kreger terminates as CFO.

3.          Effect. For the avoidance of doubt, Section 12 of Mr. Kreger’s Employment Agreement applies without modification for any and all activities outside of his scope as an employee of BioScrip. Furthermore, BioScrip’s covenants under Sections 12.4.1 and 12.4.3 of the SPA related to non-disclosure of trade secrets and confidential information and related to non-solicitation, non-interference and no-hire, respectively, continue in effect and are not affected by the commitments being made in connection with Mr. Kreger’s employment with BioScrip.

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4.          Confidential Information of LHC. Mr. Kreger’s covenants under Section 12(c)(i) of his Employment Agreement related to disclosure and use of confidential information and trade secrets shall not be affected or modified by the commitments being made in connection with his employment with BioScrip.

5.          Non-solicitation of LHC Employees. Mr. Kreger’s covenants under Section 12(c)(ii) of his Employment Agreement related to non-solicitation of Protected Employees (as defined in his Employment Agreement) shall not be affected or modified by the commitments being made in connection with his employment with BioScrip. For the avoidance of doubt, however, nothing herein or in Mr. Kreger’s Employment Agreement shall prohibit a BioScrip Party (as defined in Section 10 below) from (a) posting a general public advertisement for employment not specifically directed at Protected Employees and hiring any such Protected Employee who responds to such general public advertisement so long as Mr. Kreger has no personal involvement in identifying or recruiting such candidate; (b) soliciting and/or hiring any person more than twelve (12) months following their termination of employment with LHC so long as Mr. Kreger has no personal involvement in identifying or recruiting such candidate; or (c) soliciting and/or hiring any person not in violation of the SPA so long as Mr. Kreger has no personal involvement in identifying or recruiting such candidate. For the avoidance of doubt, so long as BioScrip’s recruiting and hiring efforts during the term of the Restricted Period comply with the foregoing and Mr. Kreger remains in compliance with Section 12(c)(ii) of his Employment Agreement during the Restricted Period, LHC will not take any action against BioScrip or Mr. Kreger to enforce the employee non-solicitation covenants described in this Section and in Section 12(c)(ii) of the Employment Agreement.

6.          Non-solicitation of LHC Customers. Mr. Kreger’s covenants under Section 12(c)(iii) of his Employment Agreement imposing a restriction on relationships with Protected Customers (as defined in his Employment Agreement) shall not be affected or modified by the commitments being made in connection with his employment with BioScrip. For the avoidance of doubt, however, nothing herein or in Mr. Kreger’s Employment Agreement shall prohibit a BioScrip Party from communicating or entering into any relationship with Protected Customers so long as (a) such communications or relationships are in connection with activities not prohibited under Section 7 below and/or are permitted under Section 8 below; and (b) Mr. Kreger does not violate his obligations related to disclosure and use of confidential information and trade secrets under Section 12(c)(i) of his Employment Agreement in connection with his participation in activities which are not prohibited under Section 7 below and/or are permitted under Section 8 below. For the avoidance of doubt, so long as all BioScrip Party interactions and/or arrangements with Protected Customers during the term of the Restricted Period comply with the foregoing and Mr. Kreger remains in compliance with Section 12(c)(iii) of his Employment Agreement during the Restricted Period, LHC will not take any action against BioScrip or Mr. Kreger to enforce the Protected Customer non-solicitation covenants described in this Section and in Section 12(c)(iii) of the Employment Agreement.

7.          Non-compete. During the Restricted Period and within the Restricted Territory (as defined in Section 11 below), no BioScrip Party shall directly or indirectly carry on or engage in, render services to or become interested in any manner, as manager, employee, officer, consultant, or partner, or through ownership (other than holding less than two percent (2%) of the outstanding equity securities of a person having securities that are listed for trading on a national securities exchange), or otherwise, either alone or in association with others, in any Person (as defined in Section 10 below) that solely provides services that are similar to or competitive with LHC’s business of providing post-acute healthcare services to patients through home nursing agencies, hospices, community based/private duty agencies, and long-term acute care hospitals. For the avoidance of doubt, with respect to activities during the term of the Restricted Period and excluding any activities Mr. Kreger undertakes outside of the scope of his employment with BioScrip during the Restricted Period, so long as the BioScrip Parties do not violate the non-competition covenants described in this Section 7 as clarified in Section 8 below, LHC will not take any action against BioScrip or Mr. Kreger to enforce the non-competition covenants described in this Section 7 as clarified in Section 8.

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8.          Clarifications. For the avoidance of doubt and notwithstanding anything herein to the contrary, the non-compete covenants set forth in Section 7 above shall not prohibit (a) a BioScrip Party from doing any of the following subject to BioScrip’s compliance with Section 9 below or (b) Mr. Kreger from participating (as an employee of BioScrip) in any of the following subject to Mr. Kreger’s compliance with the covenants under Section 12(c)(i) of his Employment Agreement related to disclosure and use of confidential information and trade secrets:

8.1           Acquiring and thereafter operating a business (including, but not limited to, a predominantly home infusion business) which includes as a component a home health, hospice, and/or private duty business which operates within the Restricted Territory, provided that such home health, hospice, and/or private duty business either:

8.1.1           accounts for less than ten percent (10%) of the revenue of the acquired business, or

8.1.2           is divested as soon as commercially practicable, but in no event later than twelve (12) months following the acquisition;

8.2           Providing non-Medicare certified nursing services within the Restricted Territory in connection with the type of businesses previously owned by BioScrip that were not sold under the SPA (including, but not limited to, BioScrip’s home infusion, specialty pharmacy, medical supplies, and transitional care businesses);

8.3           Jointly marketing BioScrip’s businesses that were not sold under the SPA (including, but not limited to, BioScrip’s home infusion, specialty pharmacy, medical supplies, and transitional care businesses) or otherwise collaborating or joint venturing with an unrelated provider or supplier that operates, or has an Affiliate which operates, a home health, hospice, and/or private duty business (including, but not limited to, health systems); provided that in conjunction with any such collaboration or joint venture the BioScrip Parties may not provide home health, hospice, and/or private duty services within the Restricted Territory during the Restricted Period, but the collaboration or joint venture may provide such services; or

8.4           Providing home infusion, specialty pharmacy, medical supplies, and transitional care businesses within the Restricted Territory.

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9.          Rights of First Offer.

9.1           In the event that BioScrip acquires during the Restricted Period a business which includes as a component a home health, hospice, and/or private duty business which operates within the Restricted Territory, and regardless of whether such home health, hospice, and/or private duty business accounts for more or less than ten percent (10%) of the revenue of the acquired business, BioScrip shall offer LHC the right to purchase such acquired home health, hospice, and/or private duty portion of business in accordance with the terms of this Section 9.1. No later than sixty (60) days following BioScrip’s acquisition of such business, BioScrip shall give written notice (the “Offer Notice”) to LHC describing the acquired home health, hospice, and/or private duty business and specifying the material terms and conditions pursuant to which BioScrip acquired such business, including price. The purchase price for the acquisition of such business by LHC shall be based on the allocated (if applicable), or otherwise as reasonably determined by BioScrip, purchase price of the acquired home health, hospice and/or private duty portion of the larger BioScrip acquisition transaction. Upon receipt of an Offer Notice, LHC shall have a period of sixty (60) days (the “ROFO Notice Period”) to diligence and offer to purchase such acquired home health, hospice, and/or private duty business pursuant to the terms and conditions contained in the Offer Notice by delivering a written notice (an “Exercise Notice”) to BioScrip.

If the home health, hospice, and/or private duty business accounts for less than ten percent (10%) of the revenue of the acquired business and LHC does not deliver an Exercise Notice during the ROFO Notice Period, LHC shall be deemed to have waived all of its rights to purchase the acquired home health, hospice, and/or private duty business, and BioScrip may, during the Restricted Period, sell such business to another Person on terms and conditions no more favorable than those specified in the Offer Notice. If BioScrip does not sell such business within such period or proposes to sell such business to another Person on terms and conditions more favorable than those specified in the Offer Notice, the right provided hereunder shall be deemed to be revived and the home health, hospice, and/or private duty business acquired by BioScrip shall not be offered to any Person during the Restricted Period unless first re-offered to LHC in accordance with this Section 9.1.

If the home health, hospice, and/or private duty business accounts for ten percent (10%) or more of the revenue of the acquired business and LHC does not deliver an Exercise Notice during the ROFO Notice Period, LHC shall be deemed to have waived all of its rights to purchase the acquired home health, hospice, and/or private duty business, and BioScrip shall be required to, sell such business to another Person on terms and conditions no more favorable than those specified in the Offer Notice during the twelve (12) month period following either (a) LHC’s delivery of an affirmative declination of its rights to purchase, or (b) the end of the ROFO Notice Period if LHC does not deliver an Exercise Notice during such period. If BioScrip proposes to sell such business to another Person on terms and conditions more favorable than those specified in the Offer Notice, the right provided hereunder shall be deemed to be revived and the home health, hospice, and/or private duty business acquired by BioScrip shall not be offered to any Person during the Restricted Period unless first re-offered to LHC in accordance with this Section 9.1.

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Nothing in this Section 9.1 shall be deemed to require BioScrip to offer LHC the right to purchase any non-Medicare certified nursing services which are performed in connection with BioScrip’s home infusion, specialty pharmacy, medical supplies, and transitional care businesses.

9.2           In the event that BioScrip determines to jointly market during the Restricted Period or otherwise collaborate or joint venture with an unrelated provider or supplier for services including home health, hospice, and/or private duty services in the Restricted Territory, BioScrip shall first seek to include LHC in such joint marketing arrangement as the home health, hospice, and/or private duty business provider by giving written notice to LHC describing the contemplated activities. Upon receipt of such notice, LHC shall have a period of thirty (30) days to diligence and exercise its right to participate in such activities by delivering a written notice to BioScrip. If LHC does not deliver a notice to BioScrip within such period, LHC shall be deemed to have waived all of its rights to participate in such activities, and BioScrip may proceed with such contemplated activities without LHC’s involvement. BioScrip’s extension of an offer to LHC under this Section 9.2 and LHC’s exercise of such right of first offer shall be subject to the approval of the members of the joint marketing group other than BioScrip (if any). So long as BioScrip acts in good faith to include LHC as contemplated herein, BioScrip shall not be precluded from proceeding with any joint marketing or other collaboration efforts in the event that a third party rejects BioScrip’s attempts to involve LHC.

10.         BioScrip Parties. BioScrip and its Affiliates, and their respective officers, directors, partners, members, or employees (including Mr. Kreger) would be subject to the non-compete restrictions, obligations to provide rights of first offer, and other obligations as set forth herein (collectively, the “BioScrip Parties”). “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. For purposes of the foregoing, “control” means the possession, directly or indirectly, of the power to elect at least 50% of the governing board of such person or to direct or cause the direction of the management and policies of the Person, whether through ownership of voting securities, partnership or limited liability interests, nonprofit membership, contract or otherwise “Person” means an association, corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a government or any agency, bureau, board, commission, court arbitral body, department, division, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

11.         Restricted Territory. The geographic scope of the non-compete and rights of first offer will include those areas covered by Mr. Kreger’s non-compete and those areas covered by BioScrip’s non-compete under the SPA, which follow (“Restricted Territory”):

11.1         Alabama: Autauga, Baldwin, Barbour, Bibb, Blount, Bullock, Butler, Calhoun, Chambers, Choctaw, Clarke, Clay, Cleburne, Coffee, Colbert, Conecuh, Coosa, Covington, Crenshaw, Cullman, Dale, Dallas, DeKalb, Elmore, Escambia, Etowah, Fayette, Franklin, Geneva, Greene, Hale, Henry, Houston, Jackson, Jefferson, Lamar, Lauderdale, Lawrence, Lee, Limestone, Lowndes, Macon, Madison, Marengo, Marion, Marshall, Mobile, Monroe, Montgomery, Morgan, Perry, Pickens, Pike, Randolph, Russell, Shelby, St. Clair, Talladega, Tallapoosa, Tuscaloosa, Walker, Washington, Wilcox, Winston;

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11.2         Arizona: Cochise, Gila, Maricopa, Pima, Pinal, Santa Cruz, Yavapai;

11.3         Arkansas: Arkansas, Ashley, Baxter, Benton, Boone, Bradley, Calhoun, Carroll, Clark, Cleburne, Cleveland, Conway, Crawford, Crittenden, Cross, Dallas, Drew, Faulkner, Francis, Franklin, Fulton, Garland, Grant, Hempstead, Hot Spring, Howard, Independence, Izard, Jackson, Jefferson, Johnson, Lafayette, Lawrence, Lee, Lincoln, Little River, Logan, Lonoke, Madison, Marion, Miller, Mississippi, Monroe, Montgomery, Nevada, Newton, Ouachita, Perry, Phillips, Pike, Poinsett, Polk, Pope, Prairie, Pulaski, Randolph, Saline, Scott, Searcy, Sebastian, Sevier, Sharp, St. Francis, Stone, Union, Van Buren, Washington, White, Woodruff, Yell;

11.4         California: Alameda, Butte, Contra Costa, Glenn, Merced, Riverside, San Bernardino, San Joaquin, Shasta, Solano, Stanislaus, Tehama;

11.5         Colorado: Adams, Alamosa, Arapahoe, Boulder, Broomfield, Conejos, Costilla, Denver, Douglas, El Paso, Elbert, Huerfano, Jefferson, Larimer, Lincoln, Rio Grande, Saguache, Teller, Washington, Weld;

11.6         Florida: Alachua, Bradford, Citrus, Columbia, Dixie, Escambia, Gilchrist, Hamilton, Hernando, Lafayette, Lake, Levy, Marion, Okaloosa, Putnam, Santa Rosa, Sumter, Suwannee, Union, Walton;

11.7         Georgia: Bartow, Catoosa, Chattooga, Dade, Dekalb, Floyd, Fulton, Gordon, Gwinnett, Haralson, Harris, Murray, Muscogee, Paulding, Pickens, Polk, Troup, Walker, Whitfield;

11.8         Idaho: Ada, Bannock, Bear Lake, Bingham, Blaine, Boise, Bonner, Bonneville, Butte, Camas, Canyon, Caribou, Cassia, Clark, Custer, Elmore, Franklin, Freemont, Gem, Gooding, Jefferson, Jerome, Kootenai, Lemhi, Lincoln, Madison, Minidoka, Oneida, Owyhee, Payette, Power, Shoshone, Teton, Twin Falls;

11.9         Illinois: Alexander, Bond, Bureau, Calhoun, Cass, Champaign, Christian, Clark, Clay, Clinton, Coles, Cook, Crawford, Cumberland, Dewitt, Douglas, DuPage, Edgar, Edwards, Effingham, Fayette, Ford, Franklin, Fulton, Gallatin, Greene, Grundy, Hamilton, Hardin, Henry, Iroquois, Jackson, Jasper, Jefferson, Jersey, Johnson, Kane, Kankakee, Knox, Lake, Lasalle, Lawrence, Lee, Livingston, Logan, Macon, Macoupin, Madison, Marion, Marshall, Mason, Massac, McHenry, Mclean, Menard, Mercer, Monroe, Montgomery, Morgan, Moultrie, Peoria, Perry, Piatt, Pope, Pulaski, Randolph, Richland, Rock Island, Saline, Sangamon, Scott, Shelby, St. Clair, Stark, Tazewell, Union, Vermillion, Wabash, Washington, Wayne, White, Whiteside, Will, Williamson, Woodford;

11.10         Kentucky: Allen, Anderson, Bourbon, Butler, Caldwell, Casey, Christian, Clinton, Crittenden, Cumberland, Daviess, Edmonson, Fayette, Fulton, Grayson, Green, Hardin, Harrison, Hart, Henderson, Hickman, Jessamine, Lincoln, Livingston, Logan, Lyon, Madison, Marshall, Metcalfe, McCreary, Monroe, Pulaski, Robertson, Rockcastle, Russell, Scott, Simpson, Taylor, Todd, Trigg, Union, Warren, Wayne, Webster, Woodford;

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11.11         Louisiana: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn;

11.12         Maryland: Anne Arundel, Baltimore, Jurisdiction of Baltimore City, Calvert, Caroline, Carroll, Charles, Dorchester, Frederick, Harford, Howard, Montgomery, Prince George’s, Queen Anne’s, St. Mary’s, Talbot, Washington, Wicomico, Worcester;

11.13         Massachusetts: Bristol, Norfolk, Plymouth;

11.14         Minnesota: Anoka, Blue Earth, Carver, Chisago, Dakota, Hennepin, McLeod, Nicollet, Ramsey, Scott, Sherburne, Steele, Wabasha, Washington, Wright;

11.15         Mississippi: Adams, Amite, Attala, Benton, Calhoun, Carroll, Chickasaw, Choctaw, Claiborne, Clarke, Clay, Copiah, Covington, Forrest, Franklin, George, Greene, Grenada, Hancock, Harrison, Hinds, Humphreys, Issaquena, Jackson, Jasper, Jefferson, Jefferson Davis, Jones, Kemper, Lamar, Lauderdale, Lawrence, Leake, Lewis, Lincoln, Lowndes, Madison, Marion, Montgomery, Neshoba, Newton, Noxubee, Oktibbeha, Pearl River, Perry, Pike, Rankin, Scott, Sharkey, Simpson, Smith, Stone, Walthall, Warren, Wayne, Webster, Wilkinson, Winston, Yazoo;

11.16         Missouri: Audrain, Barry, Barton, Camden, Cedar, Christian, Dade, Dallas, Douglas, Dunklin, Franklin, Gasconade, Greene, Hickory, Howell, Jasper, Lawrence, Laclede, Lincoln, Marion, McDonald, Mississippi, Monroe, Montgomery, New Madrid, Newton, Ozark, Pemiscot, Pike, Pulaski, Polk, Ralls, Scott, Shelby, St. Charles, St. Louis, Stoddard, Stone, Taney, Texas, Warren, Webster, Wright;

11.17         Nevada: Clark;

11.18         North Carolina: Alamance, Beaufort, Bladen, Brunswick, Carteret, Caswell, Chatham, Columbus, Craven, Cumberland, Duplin, Durham, Edgecombe, Franklin, Granville, Greene, Guilford, Halifax, Harnett, Hoke, Johnston, Jones, Lee, Lenoir, Martin, Moore, Nash, New Hanover, Onslow, Orange, Pamlico, Pender, Person, Pitt, Randolph, Robeson, Rockingham, Sampson, Vance, Wake, Warren, Washington, Wayne, Wilson;

11.19         Ohio: Adams, Athens, Belmont, Coshocton, Fairfield, Gallia, Guernsey, Harrison, Highland, Hocking, Jackson, Jefferson, Lawrence, Licking, Meigs, Monroe, Morgan, Muskingum, Noble, Perry, Pickaway, Pike, Ross, Scioto, Tuscarawas, Vinton, Washington;

11.20         Oregon: Benton, Clackamas, Douglas, Jackson, Josephine, Linn, Marion, Multnomah, Polk, Washington, Yamhill;

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11.21         Rhode Island: Bristol, Kent, Newport, Providence, Washington;

11.22         South Carolina: Abbeville, Aiken, Allendale, Anderson, Bamberg, Barnwell, Beaufort, Berkeley, Calhoun, Charleston, Cherokee, Chester, Chesterfield, Clarendon, Colleton, Darlington, Dillon, Dorchester, Edgefield, Fairfield, Florence, Georgetown, Greenville, Greenwood, Hampton, Horry, Jasper, Kershaw, Lancaster, Laurens, Lee, Lexington, Marion, Marlboro, McCormick, Newberry, Oconee, Orangeburg, Pickens, Richard, Richland, Saluda, Spartanburg, Sumter, Union, Williamsburg, York;

11.23         Tennessee: Anderson, Bedford, Benton, Bledsoe, Blount, Bradley, Campbell, Cannon, Carroll, Carter, Cheatham, Chester, Claiborne, Clay, Cocke, Coffee, Crockett, Cumberland, Davidson, Decatur, Dekalb, Dickson, Dyer, Fayette, Fentress, Franklin, Gibson, Giles, Grainger, Greene, Grundy, Hamblen, Hamilton, Hancock, Hardeman, Hardin, Hawkins, Haywood, Henderson, Henry, Hickman, Houston, Humphreys, Jackson, Jefferson, Johnson, Knox, Lake, Lauderdale, Lawrence, Lewis, Lincoln, Loudon, Macon, Madison, Marion, Marshall, Maury, McMinn, McNairy, Meigs, Monroe, Montgomery, Moore, Morgan, Obion, Overton, Perry, Pickett, Polk, Putnam, Rhea, Roane, Robertson, Rutherford, Scott, Sequatchie, Sevier, Shelby, Smith, Stewart, Sullivan, Sumner, Tipton, Trousdale, Unicoi, Union, Van Buren, Warren, Washington, Wayne, Weakley, White, Williamson, Wilson;

11.24         Texas: Andrews, Angelina, Armstrong, Atascosa, Bandera, Bastrop, Bexar, Blanco, Borden, Bowie, Briscoe, Burnet, Caldwell, Camp, Carson, Cass, Castro, Cherokee, Collin, Comal, Crane, Crosby, Dallas, Dawson, Deaf Smith, Delta, Denton, Dimmit, Donley, Ector, Edwards, Ellis, Erath, Fannin, Floyd, Franklin, Frio, Garza, Gillespie, Glasscock, Gonzales, Gray, Grayson, Gregg, Guadalupe, Hale, Hall, Hardin, Harrison, Hartley, Hays, Hockley, Hood, Hopkins, Howard, Hunt, Hutchinson, Jefferson, Johnson, Kaufman, Kendall, Kerr, Kinney, Lamar, Lamb, LaSalle, Liberty, Llano, Loving, Lubbock, Lynn, Marion, Martin, Maverick, Medina, Midland, Moore, Morris, Nacogdoches, Oldham, Orange, Panola, Parker, Pecos, Polk, Potter, Rains, Randall, Reagan, Real, Red River, Reeves, Rockwell, Rusk, San Jacinto, Shelby, Smith, Somervell, Swisher, Tarrant, Terry, Titus, Travis, Tyler, Upshur, Upton, Uvalde, Val Verde, Ward, Williamson, Wilson, Winkler, Wise, Wood, Zavala;

11.25         Utah: Davis, Morgan, Salt Lake, Summit, Tooele, Utah, Wasatch;

11.26         Virginia: Bedford, Bedford City, Bland, Botetourt, Carroll, Craig, Floyd, Franklin, Galax City, Giles, Grayson, Montgomery, Pulaski, Roanoke, Roanoke City, Smyth, Tazewell, Wythe;

11.27         Washington: Adams, Clallam, Cowlitz, Ferry, Grant, Grays Harbor, Jefferson, King, Lewis, Lincoln, Mason, Pacific, Pend Oreille, Pierce, Snohomish, Spokane, Stevens, Thurston, Wahkiakum;

11.28         West Virginia: Barbour, Boone, Braxton, Cabell, Calhoun, Doddridge, Fayette, Gilmer, Grant, Greenbrier, Hampshire, Hardy, Harrison, Jackson, Kanawha, Lewis, Lincoln, Logan, Marion, Marshall, Mason, McDowell, Mercer, Mingo, Monongalia, Monroe, Nicholas, Ohio, Pendleton, Pleasants, Pocahontas, Preston, Putnam, Raleigh, Randolph, Ritchie, Roane, Summers, Taylor, Tucker, Tyler, Upshur, Wayne, Webster, Wetzel, Wirt, Wood, Wyoming;

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11.29         Wisconsin: Dodge, Fond Du Lac, Jefferson, Kenosha, Milwaukee, Ozaukee, Racine, Rock, Sheboygan, Walworth, Washington, Waukesha.

12.         Miscellaneous

12.1         Third Party Beneficiary. With respect to all periods that Mr. Kreger is employed by BioScrip as CFO, Mr. Kreger is an express third party beneficiary hereunder, entitled to enforce LHC’s commitments under Sections 5, 6, and 7 above.

12.2         Notices. All notices required or permitted to be given or made under this Letter Agreement shall be in writing and shall be deemed delivered (a) on the date of personal delivery or transmission by email or confirmed facsimile transmission, (b) on the third (3rd) business day following the date of deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, or (c) on the first (1st) business day following the date of delivery to a nationally-recognized overnight courier service, in each case addressed as follows, or to such other address, Person or entity as either party shall designate by notice to the other in accordance herewith:

If to LHC, addressed to:	LHC Group, Inc.

420 West Pinhook Road, Suite A

Lafayette, LA 70503

Attention: Joshua L. Proffitt, General Counsel

Facsimile: (337) 235-8037

E-mail: Josh.Proffitt@lhcgroup.com

If to BioScrip, addressed to:	BioScrip, Inc.

100 Clearbrook Road

Elmsford, NY 10523

Attention: Kimberlee Seah, General Counsel

Facsimile: (914) 345-8122

E-mail: Kimberlee.Seah@bioscrip.com

12.3         Waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Letter Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.

12.4         Amendment. This Letter Agreement may be amended, supplemented, altered or modified at any time only by a written instrument duly executed by BioScrip and LHC.

12.5         Headings. The headings contained in this Letter Agreement have been inserted for the convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

12.6         Entire Agreement. This Letter Agreement, the Employment Agreement, and the SPA constitute the entire agreement among the parties hereto with respect to the subject hereof.

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12.7         Successors and Assigns. All terms and provisions of this Letter Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether so expressed or not.

12.8         Governing Law; Jurisdiction. The parties specifically agree that this Letter Agreement shall in all respects be interpreted, read construed and governed by the internal Laws of the State of Delaware, exclusive of its conflicts of law rules. Any party hereto shall be entitled to bring an action to enforce any provision of, or based on any right arising out of, relating to or in connection with, this Letter Agreement, in law or at equity for specific performance, or for any other remedy or damages, in the United States District Court for the District of Delaware, situated in Wilmington, Delaware or any Delaware court sitting in New Castle County, Delaware. Each party hereto expressly agrees to waive any challenge to either jurisdiction or venue in any of the aforementioned courts. The prevailing party in any such action shall be entitled to recover all attorneys’ fees of pursuing or defending an action under this Letter Agreement.

12.9         Counterparts. This Letter Agreement may be executed simultaneously in any number of counterparts, and may be delivered by facsimile or other electronic means.

[Signature Page Follows]

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If you are in agreement with the terms of this Letter Agreement, please acknowledge such agreement by signing below.

Sincerely,

BioScrip, Inc.

/s/ Richard M. Smith
By: Richard M. Smith Title: President

Acknowledged and Agreed to:

LHC Group, Inc.

/s/ Joshua L. Proffitt
By: Joshua L. Proffitt
Title: Executive Vice President

[Signature Page to Letter Agreement dated April 24, 2014]